Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

August 9, 2006

SIGMA-ALDRICH (NASDAQ:SIAL) DECLARES QUARTERLY DIVIDEND AND

ADDS 5 MILLION SHARES TO REPURCHASE AUTHORIZATION

At the Board of Director’s meeting held on August 8, 2006, the Directors declared a quarterly cash dividend of $.21 per share payable on September 15, 2006 to shareholders of record on September 1, 2006.

The five million share increase in the repurchase authorization brings the total authorized to 45 million shares. The Company has purchased 39.3 million shares of its stock since beginning the program in late 1999. The average purchase price was $37.76. Shares repurchased are held as treasury shares. These shares have been and are expected to be used to continue to improve the Company’s return on equity, to cover the dilutive effect of stock option exercises and performance share awards and for other corporate purposes. The Company expects to continue share repurchases to acquire the remaining authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future earnings, share repurchases, return on equity, cash flow and other matters. These statements involve assumptions regarding Company operations, investments and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 12-Contingent Liabilities and Commitments-in the Company’s Form 10-Q report for the quarter ended March 31, 2006. The Company does not undertake any obligation to update these forward-looking statements.